Exhibit 99.1

Contacts:	Lippert/Heilshorn & Associates
HemoSense, Inc.	Bruce Voss or Don Markley
Gordon Sangster, V.P. Finance &	dmarkley@lhai.com
Chief Financial Officer	(310) 691-7100
gsangster@hemosense.com
(408) 240-3794

HEMOSENSE RAISES $7 MILLION IN PRIVATE PLACEMENT

SAN JOSE, Calif., December 12, 2006 – HemoSense, Inc. (AMEX:HEM) today announced that it has closed a private placement in which it sold approximately 1.77 million shares of its common stock at a price of $3.95 per share, raising approximately $7.0 million in gross proceeds from a single institutional investor, New Enterprise Associates (NEA).

“We believe that recent developments in our business and industry may provide new opportunities to grow our business and increase market share for INRatio®, our blood coagulation monitoring system,” said Jim Merselis, President and CEO of HemoSense. “Securing these additional funds provides us with flexibility to respond to opportunities on a timely basis. We are very pleased that a sophisticated health care industry investor such as NEA also recognizes the opportunity for HemoSense, and is supporting our efforts.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, the statements regarding the Company’s ability to leverage new opportunities to grow the business and increase the market share for the INRatio system are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Further information on the Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

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